Exhibit 99.1

Diamondback Energy, Inc.
500 West Texas Ave., Suite 100
Midland, TX 79701

November 28, 2025

SGF FANG Holdings, LP
c/o Kevin T. Keen, Esq.
8111 Douglas Ave., Ste. 1200
Dallas, TX 75225

Re: Purchase of Common Stock

Dear Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by and between Diamondback Energy, Inc., a Delaware corporation (the “Company”), and SGF FANG Holdings, LP, a Delaware limited partnership (the “Seller” and, together with the Company, each a “Party” and collectively, the “Parties”).  The Seller owns shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and, upon the terms and subject to the conditions set forth in this Agreement, shall have the right, but not the obligation, to sell to the Company, and the Company desires to repurchase from the Seller, up to 15,000,000 shares of Common Stock, in accordance with the pricing and other parameters set forth in Schedule A hereto (the “Purchased Shares”).

In consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Seller hereby agree as follows:

1.	Repurchase and Other Matters.

(a)          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to purchase the Purchased Shares from the Seller, and the Seller has the option to sell, convey, assign, transfer and deliver, or cause to be delivered, the Purchased Shares to the Company, free and clear of any and all  liens, claims, security interests, pledges and other encumbrances , other than restrictions on transfer under applicable securities laws and pursuant to the Stockholders Agreement, dated September 10, 2024, by and among the Company and certain affiliates of the Seller (the “Stockholders Agreement”) (collectively, “Liens”), in exchange for the agreed upon price, as evidenced in the applicable Confirmation (as defined below).  When the Seller elects to exercise such option, the Parties shall execute a written transaction confirmation in the form attached hereto as Exhibit A (a “Confirmation”), identifying the transaction date, the number of Purchased Shares and the purchase price.

(b)         Closing.  Subject to the terms and conditions of this Agreement, each closing (each, a “Closing”) of the purchase and sale of the Purchased Shares will occur on such date as is mutually agreed by the Company and the Seller (each, a “Closing Date”).  The Seller shall have the option to execute multiple transactions to reach the aggregate share level contemplated under this Agreement, in accordance with the parameters set forth in Schedule A.  At each respective Closing, the Seller shall deliver to the Company the applicable number of Purchased Shares, with such delivery being effected through the Company’s transfer agent for the Company’s account, and the Company shall deliver to the Seller the purchase price, which shall be paid by wire transfer of immediately available funds to the account designated by the Seller to the Company prior to the Closing.

(c)          Closing Conditions.

(i)
The Parties’ obligation to consummate each Closing is subject to the following condition: there shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature by any local, state, federal or foreign court, arbitrator, arbitral tribunal or other governmental, administrative or regulatory entity, agency, instrumentality or authority that is in effect that prohibits, restricts, makes illegal or prevents consummation of the transactions contemplated by this Agreement.

(ii)
The obligation of the Company to consummate each Closing is subject to the following conditions: (A) each representation and warranty made by the Seller in Section 2 shall be true and correct on the Effective Date (as defined below) and on the applicable Closing Date as though made on such Closing Date, and (B) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller on or prior to the applicable Closing Date shall have been performed or complied with by the Seller in all material respects.

(iii)
The obligation of the Seller to consummate each Closing is subject to the following conditions: (A) each representation and warranty made by the Company in Section 3 shall be true and correct on the Effective Date and on the applicable Closing Date as though made on such Closing Date, and (B) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the applicable Closing Date shall have been performed or complied with by the Company in all material respects.

(d)       Duration.  The term of this Agreement shall commence on November 28, 2025 (the “Effective Date”) and shall continue through December 31, 2026 (the “Term”).  The Parties may mutually agree in writing to extend the Term, subject to the terms and conditions set forth herein.  Any extension shall be documented in an amendment to this Agreement, executed by both Parties.

(e)         Termination.  This Agreement shall terminate and be of no further force or effect, except as otherwise provided herein, upon (i) mutual agreement in writing by the Company and the Seller, (ii) the end of the Term or (iii) the completion of the transfer of all Purchased Shares.

(f)          Trading Windows.  Notwithstanding any other provision hereof, the purchase and sale of shares hereunder may only proceed when neither Party is in possession of material non-public information regarding or relating to the Company.  Notwithstanding the foregoing, transactions may occur outside of a trading window under the Company’s Sixth Amended and Restated Supplemental Policy Concerning Trading in Securities of the Company and its Subsidiaries by Certain Designated Persons (the “Supplemental Policy”), provided that neither Party is in possession of material non-public information at the time of the transaction.  The Parties agree that any decision to proceed with a transaction shall be evaluated on a case-by-case basis following good faith discussions to assess the feasibility and compliance with applicable law of any proposed transaction.

(g)         Registration Rights Unaffected.  For the avoidance of doubt, this Agreement shall not be deemed to modify the registration and other rights and obligations of the parties under the Stockholders Agreement, including, without limitation, the right of the Seller to pursue a secondary offering outside the scope of this Agreement.  The Seller’s option hereunder shall be exercised solely at the Seller’s discretion, subject to compliance with all applicable laws, regulations and the provisions of the Stockholders Agreement.

(h)        Company Acknowledgments.  The Company hereby acknowledges and agrees that the sale of any Purchased Shares by the Seller pursuant to this Agreement has been duly authorized and approved by the Company to the extent required, and that, assuming compliance by the Seller with its obligations under this Agreement and accuracy of the Seller’s representations and warranties set forth herein, each such sale complies with and is permitted under (i) the Supplemental Policy, (ii) the Company’s insider trading policy and (iii) the Stockholders Agreement. The Company further acknowledges and agrees that, assuming compliance by the Seller with its obligations under this Agreement and accuracy of the Seller’s representations and warranties set forth herein, no sale of Purchased Shares pursuant to this Agreement shall constitute a breach or default by the Seller of any of its obligations under the Supplemental Policy, the Company’s insider trading policy or the Stockholders Agreement.

2.            Representations of the Seller.  The Seller represents and warrants to the Company that, as of the date hereof:

(a)          The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)         The Seller has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary actions to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby.

(c)          The Seller owns beneficially and has good and marketable title to the Purchased Shares, free and clear of any Liens.

(d)         This Agreement and the transfer of any Purchased Shares made by the Seller during the duration of this Agreement are legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

(e)         The Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the sale of the applicable Purchased Shares and the Seller has made an independent decision to sell the applicable Purchased Shares to the Company based on the Seller’s knowledge about the Company and its business and other information available to the Seller.  The Seller has received all of the information concerning the business and financial condition of the Company that the Seller considers necessary or appropriate for making an informed decision whether to enter into, execute and deliver this Agreement and perform the obligations set forth herein.  The Seller hereby represents and warrants that it has had an opportunity to ask questions and receive answers from the Company as the Seller has requested.  The Seller acknowledges that it has not relied upon any express or implied representations or warranties, or any non-disclosures, of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth herein for the benefit of the Seller.    Except as set forth in this Agreement, none of the Company and its respective affiliates, officers, directors or employees make any representations with respect to the information provided to the Seller in connection with this Agreement or the transactions contemplated herein to the extent any such information has been provided by the Company.

(f)         Notwithstanding the foregoing or anything that may be expressed or implied in this Agreement, the Seller covenants, agrees and acknowledges that it shall have no recourse hereunder or under any documents or instruments delivered in connection herewith, and no recourse shall be had against any former, current or future director, officer, controlling person, employee, agent, advisor, stockholder, or affiliate of the Company, or any former, current or future director, officer, employee, agent, advisor, general or limited partner, manager, member, stockholder, or affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, controlling person, employee, agent, advisor, stockholder, or affiliate of the Company, as such, for any obligations of the Company under this Agreement, or any of the documents or instruments delivered in connection herewith for any claim based on, in respect of, or by reason of such obligations or their creation.

(g)        With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Purchased Shares, the Seller is not relying on the Company (or any agent or representative thereof), and the Seller acknowledges that neither the Company nor any of its agents or representatives has made any representations or warranties to such Seller, including with respect to the tax consequences of or relating to the transactions contemplated by this Agreement under any applicable tax laws.  The Seller has carefully considered and discussed with its own professional legal, tax, accounting, financial and other advisors the tax consequences of or relating to the transactions contemplated by this Agreement under any applicable tax laws and the suitability or advisability of undertaking the transactions contemplated by this Agreement.  The Seller understands that it (or its direct or indirect owners) will be responsible for any taxes imposed on it or such direct or indirect owners in connection with the transactions contemplated by this Agreement.

(h)         No agent, broker, financial advisor, or other intermediary acting on behalf of the Seller is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the Parties, or from any affiliate of any of the Parties, in connection with the transactions contemplated by this Agreement.

(i)         The Seller acknowledges and agrees that the Company is relying on the Seller’s representations, warranties and agreements expressly set forth for the benefit of the Company herein in proceeding with this Agreement and the transactions contemplated by this Agreement.  Without such representations, warranties and agreements, the Company would not enter into this Agreement and the transactions contemplated by this Agreement. The Seller hereby acknowledges and agrees that none of the Company and its respective affiliates, directors, officers or employees has made any representation or warranty, express or implied, regarding the Company, the Purchased Shares, the Common Stock or otherwise, except for the representations and warranties expressly set forth herein.

(j)         There are no actions, suits, or proceedings pending (or, to the knowledge of the Seller, threatened in writing) to which the Seller or any of its properties is subject that challenge or seek to prevent, enjoin or prohibit the transactions contemplated by this Agreement.

3.           Representations of the Company.  The Company represents and warrants to the Seller that, as of the date hereof and for the duration of this Agreement:

(a)          The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)         The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c)          This Agreement is the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

(d)         The execution, delivery and performance of this Agreement by the Company does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation by the Company of the transactions contemplated hereby will not, (i) require consent, approval, permit, governmental or regulatory order, declaration or filing with (except for filings pursuant to the Securities Exchange Act of 1934, as amended), or notice to, any governmental or regulatory authority under any law any foreign, state or local jurisdiction applicable to the Company, except, in each case, as has been made, obtained or waived on or prior to the date hereof or where the failure to obtain any such consent, approval, authorization, order or filing would not impair the ability of the Company to purchase the Purchased Shares or to consummate the transactions contemplated by this Agreement, (ii) violate or conflict with, in any respect, any provision of the Company’s organizational documents or (iii) violate, conflict with, or result in a breach of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or require any consent, authorization or approval under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its respective properties or assets are bound which, in the case of clause (iii) hereof, would be reasonably expected to have a material adverse effect upon the Company.

(e)        Notwithstanding the foregoing or anything that may be expressed or implied in this Agreement, the Company covenants, agrees and acknowledges that it shall have no recourse hereunder or under any documents or instruments delivered in connection herewith, and no recourse shall be had against any former, current or future director, officer, controlling person, employee, agent, advisor, stockholder, or affiliate or assignee of the Seller, or any former, current or future director, officer, employee, agent, advisor, general or limited partner, manager, member, stockholder, or affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, controlling person, employee, agent, advisor, stockholder, or affiliate or assignee of the Seller, as such, for any obligations of the Seller under this Agreement, or any of the documents or instruments delivered in connection herewith for any claim based on, in respect of, or by reason of such obligations or their creation.

(f)        With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the purchase of the Purchased Shares, the Company is not relying on the Seller (or any agent or representative thereof), and the Company acknowledges that neither the Seller nor any of its agents or representatives has made any representations or warranties to the Company, including with respect to the tax consequences of or relating to the transactions contemplated by this Agreement under any applicable tax laws.  The Company has carefully considered and discussed with its own professional legal, tax, accounting, financial and other advisors the tax consequences of or relating to the transactions contemplated by this Agreement under any applicable tax laws and the suitability or advisability of undertaking the transactions contemplated by this Agreement.  The Company understands that it (or its direct or indirect owners) will be responsible for any taxes imposed on it or such direct or indirect owners in connection with the transactions contemplated by this Agreement.

(g)       No agent, broker, financial advisor, or other intermediary acting on behalf of the Company is, or will be, entitled to, any broker’s commission, finder’s fees, or similar payment from any of the Parties, or from any affiliate of any of the Parties, in connection with the transactions contemplated by this Agreement.

(h)        The Company acknowledges and agrees that the Seller is relying on the Company’s representations, warranties and agreements expressly set forth for the benefit of the Seller herein in proceeding with this Agreement and the transactions contemplated by this Agreement.  Without such representations, warranties and agreements, the Seller would not enter into this Agreement and the transactions contemplated by this Agreement.

(i)        The Seller hereby acknowledges and agrees that none of the Company and its respective affiliates, directors, officers or employees has made any representation or warranty, express or implied, regarding the Company, the Purchased Shares, the Common Stock or otherwise, except for the representations and warranties expressly set forth herein.

(j)          There are no actions, suits, or proceedings pending (or, to the knowledge of the Company, threatened in writing) to which the Company or any of its properties is subject that challenge or seek to prevent, enjoin or prohibit the transactions contemplated by this Agreement.

4.	Covenants of the Parties.

(a)         Each Party shall, and shall cause each of its respective affiliates, officers, directors, employees and similarly situated persons to treat and hold this Agreement and the transactions contemplated thereby confidential, not disclose information relating to this Agreement and the transactions to any third party, and not make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions, except as may be required by any applicable law, rule or regulation, including the rules and regulations of the Securities and Exchange Commission, a court order from the court of competent jurisdiction or any other governmental or regulatory authority or agency having jurisdiction or authority over such Party, without the prior written consent from the other Party.

(b)         The Company and the Seller mutually agree to execute and deliver a Confirmation for each sale and purchase of Purchased Shares agreed to pursuant to this Agreement.

(c)         Each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

(d)       The Seller shall be responsible for the payment of any stock transfer or similar taxes in connection with the transactions contemplated by this Agreement.

(e)       The Seller shall deliver to the Company, in the form reasonably acceptable to the Company, such documents as may be reasonably required in order to effect a transfer of the Purchased Shares on the books of the transfer agent from the Seller to the Company.

(f)         Prior to the first Closing, the Seller shall deliver to the Company a properly completed and duly executed United States Internal Revenue Service (“IRS”) Form W-9, IRS Form W-8 or other applicable IRS tax form.  The Company shall be entitled to deduct and withhold from the price paid for the Purchased Shares any amounts required to be deducted or withheld under applicable law; provided, however, that, except to the extent the necessity for any such deduction or withholding arises by reason of the failure of Seller to deliver the applicable IRS tax forms, the Company shall notify the Seller of its intention to deduct and withhold such amounts and the reason therefor and shall cooperate with the Seller in good faith to reduce the amount of, or eliminate the necessity for, such withholding.  To the extent that amounts are so deducted or withheld and remitted to the proper taxing authority, such deducted or withheld and remitted amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction or withholding was made.

5.	Indemnification.

(a)         Each representation and warranty of the Parties contained herein, as well as the covenants relating to the indemnification and payment of any taxes and expenses, will survive the Closings and will continue in full force and effect.

(b)         The Seller shall indemnify, hold harmless and reimburse, to the fullest extent permitted by law, the Company and each of its respective affiliates, officers, directors and employees against any and all claims, damages, liabilities, losses and expenses (including, without limitation, reasonable and documented attorneys’ and experts’ fees and expenses) incurred or suffered by such person or entity arising out of or relating to any breach by the Seller of its representations, warranties, covenants, undertakings or other obligations under this Agreement.

(c)         The Company shall indemnify, hold harmless and reimburse, to the fullest extent permitted by law, the Seller and each of its respective affiliates, officers, directors and employees against any and all claims, damages, liabilities, losses and expenses (including, without limitation, reasonable and documented attorneys’ and experts’ fees and expenses) incurred or suffered by such person or entity arising out of or relating to any breach by the Company of its representations, warranties, covenants, undertakings or other obligations under this Agreement.

6.	Miscellaneous.

(a)        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)        The Company will pay all legal and other fees (including those incurred by Seller) in connection with (i) the negotiation, preparation and execution of this Agreement and (ii) the performance of the transactions contemplated herein, subject to the provisions under Section 5 herein; provided that the Company’s liability under this Section 6(b) for the legal and other fees incurred by Seller (A) in connection with clause (i) above shall not exceed $25,000 in the aggregate and (B) in connection with clause (ii) above in respect of each Closing shall not exceed $25,000 in the aggregate for such Closing.

(c)        This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Company and the Seller with respect to the subject matter hereof.  Nothing in this Agreement amends or waives any prior written agreement between the Parties that does not relate to the purchase and sale of the Purchased Shares as contemplated hereby.

(d)         Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries having rights under or with respect to this Agreement.

(e)          This Agreement may be executed by any one or more of the Parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “pdf,” “tif,” “jpg,” DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

(f)        No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Company and the Seller.  Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(g)         All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses or email addresses set forth below (or to such other recipients, addresses or email addresses as a Party may from time to time designate by notice to the other Party):

If to the Seller:

SGF FANG Holdings, LP
8111 Douglas Ave., Ste. 1200
Dallas, TX 75225

Attention: Kevin T. Keen

E-mail: kkeen@sgftx.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, TX 77002

Attention:	Hillary H. Holmes Patrick Cowherd

E-mail:	hholmes@gibsondunn.com pcowherd@gibsondunn.com

If to the Company:

Diamondback Energy, Inc.
500 West Texas Ave., Suite 1200
Midland, TX 79701

Attention:	Matt Zmigrosky, Executive Vice President, Chief Legal and Administrative Officer and Secretary

E-mail:	MZmigrosky@DiamondbackEnergy.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention:	Zachary S. Podolsky William K. Hackett

Email:	Zachary.Podolsky@lw.com William.Hackett@lw.com

(h)         Each Party acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching Party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(i)        THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  The Company and the Seller agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the Delaware Court of Chancery, but in the event that such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and the Company and the Seller agree to submit to the jurisdiction of, and to venue in, such courts.

(j)         The Company and the Seller hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature pages follow.]

Sincerely,

Diamondback Energy, Inc.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

[Signature Page to Share Repurchase Agreement]

Acknowledged and Agreed:

SGF FANG Holdings, LP

By: SGF Capital, LLC, its general partner

By:	/s/ Joe O’Brien
Name:	Joe O’Brien
Title:	Chief Executive Officer

[Signature Page to Share Repurchase Agreement]

Exhibit A

Form of Confirmation

This Confirmation (this “Confirmation”) is entered into pursuant to that certain letter agreement, dated as of November 28, 2025 (the “Agreement”), by and between Diamondback Energy, Inc. (the “Company”) and SGF FANG Holdings, LP (the “Seller”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date of Transaction:

Number of Purchased Shares:

Purchase Price per Share:	[To be closing price on transaction date]

Aggregate Purchase Price:

The Parties acknowledge and agree that this Confirmation is executed in accordance with Section 1(a) of the Agreement and constitutes the Parties’ binding commitment to consummate the purchase and sale of the Purchased Shares on the terms set forth herein and in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Confirmation to be executed by their duly authorized representatives as of the Date of Transaction written above.

Diamondback Energy, Inc.

By:
Name:
Title:

SGF FANG Holdings, LP
By: SGF Capital, LLC, its general partner

By:
Name:
Title: